UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2016

GOLDMAN SACHS BDC, INC.
(Exact name of registrant as specified in charter)

Delaware	814-00998	46-2176593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure.

On September 27, 2016, Goldman Sachs BDC, Inc. (the “Company”) announced that it plans to conduct an offering (the “Offering”) of up to $100 million aggregate principal amount of convertible notes due 2022 (the “Convertible Notes”). The Company also plans to grant the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of the Convertible Notes to cover over-allotments, if any. Neither the Convertible Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act 1933 (as amended, the “Securities Act”). The Convertible Notes will be offered and sold only to qualified institutional buyers as defined in the Securities Act pursuant to Rule 144A of the Securities Act.

The Convertible Notes are expected to be unsecured, to pay interest semiannually and to be convertible under specified circumstances based on a to-be-determined conversion rate. Upon conversion, the Company would pay or deliver, subject to the terms of the indenture governing the Convertible Notes, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election. The Company is not expected to have the right to redeem the Convertible Notes prior to maturity. The Convertible Notes are expected to mature in April 2022, unless repurchased or converted in accordance with the terms prior to such date. The interest rate, conversion rate and other financial terms of the Convertible Notes will be determined by negotiations between the Company and the initial purchasers.

In connection with the Offering, the Company intends to disclose certain information to potential investors in the Convertible Notes, some of which has not been previously reported, as follows:

•
From July 1, 2016 through September 22, 2016, the Company made new investment commitments (excluding the recent development activity of Hunter Defense Technologies, Inc. and NTS Communications, Inc. as disclosed in the Form 10-Q for the quarter ended June 30, 2016) of approximately $122.7 million at cost, of which approximately $103.1 million was funded. Of these new commitments, 96.8% were in secured debt investments, comprised of 63.6% in first lien debt, 33.2% in second lien debt, and 3.2% in the Senior Credit Fund, LLC. The Company had sales and repayments of approximately $76.4 million, of which 43.2% was in first lien debt and 56.8% was in second lien debt.

The Company intends to use 100% of the net proceeds of the Offering to pay down a portion of its senior secured revolving credit agreement (as amended, the “Revolving Credit Facility”) with SunTrust Bank, as administrative agent, and Bank of America, N.A., as syndication agent, on or about the date of the closing of the Offering. After giving effect to the issuance of the Convertible Notes and assuming the proceeds therefrom are used to repay outstanding borrowings under the Revolving Credit Facility, approximately $372.20 million (or approximately $357.65 million if the initial purchasers fully exercise their over-allotment option) would have been outstanding under the Revolving Credit Facility as of June 30, 2016.

In addition, on September 27, 2016, the Company issued a press release announcing that it plans to conduct the Offering.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being “furnished” and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated September 27, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDMAN SACHS BDC, INC. (Registrant)

Date: September 27, 2016	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Goldman Sachs BDC, Inc., dated September 27, 2016